Stephen D. Natcher
               Senior Vice President - Administration,
                    General Counsel and Secretary
                           Wyle Electronics
                        15370 Barranca Parkway
                       Irvine, California  92718


                          May 20, 1996


Wyle Electronics
15370 Barranca Parkway
Irvine, California  92718

Re: Registration on Form S-8 of Wyle Electronics (the "Company")

Gentlemen:

          At your request, I have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 200,000 shares of Common Stock, without par value, of the Company (the "Shares"), interests in the Plan, and additional rights (together with the Shares and interests, the "Securities"), to be issued pursuant to the Wyle Electronics 401(k) Plan (the "Plan"). I have examined the proceedings heretofore taken and to be taken in connection with the authorization of the Plan and the Shares that may be sold to the Plan.

          Based upon such examination and upon such matters of fact and law as I have deemed relevant, I am of the opinion that the Securities have been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with such authorization and appropriate action as contemplated thereby and by the Plan and related agreements, the Securities will be validly issued, fully paid and nonassessable.

          I consent to the use of this opinion as an exhibit to the Registration Statement.

                              Respectfully submitted,


                              /s/ Stephen D. Natcher
                              Stephen D. Natcher
                              Senior Vice President -
                              Administration,
                              General Counsel and Secretary




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